Exhibit 10.1

AVADEL SPECIALTY PHARMACEUTICALS, LLC

Binding Agreement on the Terms and Conditions for
$2,700,000 Unsecured Debtor-In-Possession Credit Facility

Upon the full execution of this agreement, the terms and conditions set forth herein and any related exhibits, schedules and/or annexes (this “Agreement”) shall become binding upon Avadel US Holdings, Inc., a Delaware corporation (the “Lender”), and Avadel Specialty Pharmaceuticals, LLC, a Delaware limited liability company (the “Debtor” or the “Borrower”), subject to Bankruptcy Court (as defined below) approval and certain other terms and conditions, as expressly set forth below. This Agreement reflects the terms for an unsecured debtor-in-possession credit facility to be provided by Lender for Borrower in its bankruptcy case to be filed under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Case”).

Borrower:	Avadel Specialty Pharmaceuticals, LLC as a debtor and debtor-in-possession in the Bankruptcy Case to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
Lender:	Avadel US Holdings, Inc. or an affiliate or designee (the “Lender”).
Type and Amount of DIP Facility:	A non-amortizing revolving credit facility (the “DIP Facility”) made available to Borrower in a principal amount of up to $2,700,000 (the “Commitment”), of which up to $716,000 shall be available during the period from the Closing Date (as defined below) through the entry of the final order of the Bankruptcy Court approving the DIP Facility (the “Final Order”). All advances outstanding under the DIP Facility (the “Advances”) shall become due and payable on the Termination Date (as defined below) in the priority and on the terms set forth in this Agreement.
Purpose:	Amounts available under the DIP Facility shall be used in a manner consistent with the Budget and the Financing Orders (each as defined below) for payment of the following, as set forth in the Budget: (i) postpetition operating expenses and other working capital and financing requirements of Borrower; (ii) certain transaction fees, costs and expenses; and (iii) certain other costs and expenses of administration of the Bankruptcy Case, including professional fees.
Budget:	Borrower has prepared and delivered a rolling 13-week cash flow budget, which reflects projected cash receipts, operating disbursements, payroll disbursements, non-operating disbursements and cash balances and is in a form and substance acceptable to Lender (the “Budget”), a copy of which is attached hereto as Schedule 1. Borrower shall deliver updates and weekly variance reports to such Budget, each in form reasonably acceptable to Lender.

Term:	The term of this Agreement shall expire, and Lender’s obligation to fund Advances under the DIP Facility shall terminate, upon the earliest date of occurrence of any of the following (each, a “Termination Date”): (i) dismissal of the Bankruptcy Case or conversion of the Bankruptcy Case to a case under Chapter 7; (ii) appointment by the Bankruptcy Court of a Chapter 11 trustee, or an examiner with expanded powers relating to the operation of the business of the Debtor; (iii) the interim order of the Bankruptcy Court approving the DIP Facility (“Interim Order”) shall not have been entered by the Bankruptcy Court on or before the date which is four (4) business days after the petition date; (iv) the Final Order shall not have been entered by the Bankruptcy Court on or before the date which is thirty (30) days after the petition date; (v) twelve (12) months after the petition date, assuming the Final Order has been entered as provided herein; or (vi) the effective date of a plan of reorganization or liquidation in the Bankruptcy Case.
Events of Default:	The occurrence of any of the following shall be an event of default (“Event of Default”): (i) violation of any covenants set forth herein; (ii) Borrower (a) obtains or seeks approval to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code (unless such financing is proposed to refinance and pay the obligations in full in cash under the DIP Facility along with the termination of this Agreement), (b) grants or seeks approval to grant any postpetition lien on any property of Borrower, including cash, without the prior written consent of Lender, (c) files any action or challenge against Lender under the DIP Facility; (iii) any change of control of Borrower; and (iv) failure by Borrower to meet mutually agreed Bankruptcy Case milestones by the mutually agreed dates, as set forth in Exhibit A attached hereto.
Remedy Upon Termination or Event of Default:	Upon the Termination Date of this Agreement, or the occurrence of an Event of Default under this Agreement, Lender shall be relieved of any and all obligations to make any further Advances under this Agreement.
Availability:	During the period commencing on the Closing Date and ending on the Termination Date, so long as no Event of Default exists under this Agreement, Advances under the DIP Facility shall be available to Borrower in an aggregate amount not to exceed the Budget; provided, however, that any Advance to be made in connection with a budgeted item may exceed the aggregate amount set forth in the Budget by ten percent (10%), as long as the aggregate amount of the Advances does not exceed the Commitment.

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Interest:

All Advances will bear interest at a rate per annum equal to 5.00% (the “Contract Rate”), calculated on the basis of the actual number of days elapsed in a year of 365 days and payable monthly in arrears.

Upon the occurrence and during the continuance of an Event of Default, interest/fees will accrue on any Advance at a rate of 7.5% per annum (the “Default Rate”) instead of the Contract Rate.

No Fees:	There shall be no fees due from Borrower in consideration of the DIP Facility.
Financing Orders:	Any interim order and the Final Order of the Bankruptcy Court approving or authorizing the DIP Facility (collectively, the “Financing Orders”), and all motions relating thereto, will be in form and substance reasonably acceptable to Lender and Borrower.
Ranking / Priority:	All obligations of Borrower under the DIP Facility and all amounts owing by Debtor in respect thereof at all times shall constitute allowed prepetition unsecured claims, which shall not have super-priority administrative expense or administrative expense status, and shall be pari passu with third-party prepetition unsecured claims that may be allowed against the Debtor.

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Conditions to Initial Borrowings:

The commitment of Lender to provide the DIP Facility shall be conditioned upon satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”):

1.           The petition commencing the Bankruptcy Case shall have been filed with the Bankruptcy Court.

2.           All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Facility and the approval thereof, in form and substance reasonably satisfactory to Lender, shall have been filed with the Bankruptcy Court.

3.           The execution of the promissory note made by Borrower in favor of Lender, as attached hereto as Exhibit B.

4.           The entry of the Interim Financing Order by the Bankruptcy Court in form and substance reasonably acceptable to Lender.

Lender’s commitment to lend as stated herein shall be expressly subject to the entry and terms of the Financing Orders (and any other necessary and appropriate court orders) by the Bankruptcy Court, which order or orders must not be subject to any stay and acceptable to Lender in its reasonable discretion; provided, that from the Closing Date until the entry of the Final Order acceptable to Lender in its reasonable discretion, Lender will make up to $716,000 of the DIP Facility commitment available on the terms and conditions specified herein and in the Interim Order.

Without limiting in any way Lender’s reasonable discretion, the Financing Orders shall provide for the following, among other things:

1.           That all indebtedness, liabilities and obligations of Borrower to Lender arising under the DIP Facility shall be allowed unsecured claims against the Debtor and treated pari passu with allowed third-party prepetition claims against the Debtor;

2.            Adequate notice has been given to all necessary parties of the hearing pursuant to which the Bankruptcy Court has entered the applicable order; and

3.             A finding that Lender has acted in good faith and the transaction was negotiated at arm’s-length.

Conditions to Each Advance:	Conditions precedent to each Advance under the DIP Facility shall be: (i) the absence of any Event of Default; (ii) receipt of a customary borrowing notice form the Borrower; (iii) there being no legal bar to Lender making the applicable Advance; (iv) the effectiveness of the Financing Order authorizing the DIP Facility and such Financing Order not having been reversed, vacated or stayed and not having been amended, supplemented or otherwise modified without the prior written consent of Lender; and (v) the amount of any such borrowing or issuance is consistent with the Budget and not in excess of the Commitment.
Financial Covenant:	The financial covenants will be limited to compliance with the Budget within the permitted variance, as outlined above.
Negative Covenant:	Borrower may not, without the prior written consent of Lender, except as expressly permitted in the DIP Facility documents or as contemplated by the Budget, make payments on account of any prepetition indebtedness of the Debtor.

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Expenses and Indemnification:	Each of Borrower and Lender shall bear its own costs, fees and expenses incurred in connection with the DIP Facility; notwithstanding the foregoing, Borrower may use DIP Facility proceeds for payment of professional fees and expenses as set forth in the Budget.
Governing Law, Exclusive Forum and Waiver of Jury Trial:	This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any suit, claim, or other action to enforce the terms of this Agreement shall be brought exclusively in the Bankruptcy Court. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Entire Agreement and Amendments:	This Agreement is valid, binding and enforceable against Borrower and Lender in accordance with the terms and conditions herein, and constitutes the entire agreement between the parties with respect to the subject matter hereof. No promises, either expressed or implied, exist between Borrower and Lender, unless contained herein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement. This Agreement may not be modified, amended or changed in any way except by a written document executed by both Borrower and Lender.
Notice:	All notices from between the parties pursuant to this Agreement shall be in writing and sent by registered or certified mail or nationally recognized overnight delivery service, with a copy by electronic mail, and addressed to counsel for the parties as set forth below.
Counsel to the Debtor:	Greenberg Traurig, LLP Attn: Paul J. Keenan Jr. 333 S.E. 2nd Avenue, Suite 4400 Miami, Florida 33133 keenanp@gtlaw.com
Counsel to Lender:	Troutman Sanders LLP Attn: Jonathan D. Forstot 875 Third Avenue New York, New York 10022 jonathan.forstot@troutman.com

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

BORROWER

AVADEL SPECIALTY

PHARMACEUTICALS, LLC

/s/ Gregory J. Divis

By:    Gregory J. Divis

Its:     President

LENDER

AVADEL U.S. HOLDINGS, INC.

/s/ Geoffrey Glass

By:    Geoffrey Glass

Its:     Director

[Signature Page to DIP Credit Agreement]

Exhibit A

[List of milestones and dates attached.]

Bankruptcy Case Milestones

Avadel Specialty Pharmaceuticals, LLC (the “Debtor”)

The Debtor shall comply with the following milestones:

Deadline	Milestone
March 29, 2019	Entry of a final order pursuant to Section 363 of the Bankruptcy Code, in form and substance acceptable to Lender (the “363 Order”), for the sale of part or all of the Debtor’s assets.
April 10, 2019	Closing of the sale of part or all of the Debtor’s assets pursuant to the 363 Order

Exhibit B

[Form of promissory note attached]

DEBTOR-IN-POSSESSION REVOLVING PROMISSORY NOTE

$2,700,000	February [___], 2019

FOR VALUE RECEIVED, Avadel Specialty Pharmaceuticals, LLC, a Delaware limited liability company, having an address at 16640 Chesterfield Grove Road, Suite 200, Chesterfield, MO 63005 (“Borrower”), promises to pay to the order of Avadel US Holdings, Inc., a Delaware corporation, having an address at 16640 Chesterfield Grove Road, Suite 200, Chesterfield, MO 63005 (“Lender”), the principal amount of Two Million Seven Hundred Thousand Dollars and No Cents ($2,700,000) or such lesser sum as may constitute the aggregate unpaid principal amount of all Advances from time to time made by the Lender to the Borrower under that certain Binding Agreement on the Terms and Conditions for $2,700,000 Unsecured Debtor-In-Possession Credit Facility, dated February [__], 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “DIP Credit Agreement”; the terms defined therein being used herein as therein defined), by and between Borrower and Lender, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates and at such times as provided in the DIP Credit Agreement. All sums due and payable hereunder shall be paid in lawful money of the United States in immediately available funds as set forth in the DIP Credit Agreement.

This Note (as amended, restated, extended, supplemented or otherwise modified in writing from time to time this “Note”) is the promissory note referred to in the DIP Credit Agreement, evidences indebtedness incurred thereunder, is entitled to the benefits thereof, and may be (and may be required to be) prepaid in whole or in part subject to the terms and conditions provided therein.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

No failure on the part of Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed as of the date first above written.

BORROWER

AVADEL SPECIALY PHARMACEUTICALS, LLC, a Delaware limited liability company

By:	Gregory J. Divis
Its:	President

[Signature Page to Debtor-in-Possession Revolving Promissory Note]